EXHIBIT 28.18

                               NEWS RELEASE

HIBERNIA                                                         PIONEER


                           FOR IMMEDIATE RELEASE
                               JUNE 1, 1994


FOR INFORMATION:  HIBERNIA           FOR INFORMATION:  PIONEER
Media--           Investors--        Media--           Investors--
Jim Lestelle      Linda Meche        Minnett Thornton  E. R. "Bo" Campbell
Ofc:504-533-5482  Ofc:504-533-2180   Ofc:318-429-6003  Ofc:318-429-6001
Hm:504-488-8826   Hm:504-832-3604    Hm:318-868-6671

              HIBERNIA, PIONEER TO MERGE, BUILDING HIBERNIA'S
                       NORTHWEST LOUISIANA FRANCHISE

     NEW ORLEANS and SHREVEPORT, La. -- Hibernia Corporation and Pioneer Bancshares Corporation today announced they have signed a definitive agreement to merge.

     The announcement was made by Hibernia president and CEO Stephen A. Hansel and Pioneer chairman E. R. "Bo" Campbell at a Shreveport news conference.

     Pioneer is a $366-million-asset one-bank holding company based in Shreveport. With $324 million in deposits and 11 banking offices in Caddo Parish, it is the Shreveport/Bossier City area's largest locally owned financial institution.

     The transaction increases Hibernia's deposits in Shreveport and Bossier City from approximately $400 million to approximately $725 million and its deposit market share from 12% to 22%.

     Following the merger, Pioneer's board of directors and Hibernia's Shreveport city board will be combined, and Campbell will serve as chairman.

Adding 'strength to strength'

     "Pioneer's commitment to this community has always been its strongest asset," Campbell said. "It became clear, however, that in today's banking environment, we were not offering all the services that some larger institutions can provide. With this merger, we are adding strength to strength in an effort to better serve our customers."

     Hansel said that Campbell "knows northwest Louisiana well, and he understands how Hibernia's expanded presence can help the region grow and prosper.

     "Pioneer has a history of providing excellent hometown banking services in Shreveport dating back almost a half-century," Hansel said. "Its management and employees recognized years ago that the consumer banking business was the wave of the future, and they've built an organization that serves that important market well.

     "I'm especially pleased that a long and close correspondent-banking relationship between Pioneer and Hibernia is now culminating in this partnership. It will allow us to build on Pioneer's long tradition of community service and bring additional banking convenience to an even larger segment of northwest Louisiana."

Terms of the transaction

     Shareholders of Pioneer Bancshares would receive 30.5 shares of Hibernia stock for each share of Pioneer stock in a tax-free pooling of interests. Based on Hibernia's Tuesday closing price of $8.875 per share, the transaction would be valued at approximately $74.3 million. It is subject to approval by regulators and Pioneer's shareholders and should be completed late in the year.

Strong mortgage unit

     Pioneer's wholly owned subsidiary, Pioneer Mortgage Corporation, also will merge with Hibernia. Northwest Louisiana's largest mortgage originator, it will add more than $400 million to Hibernia's $1.25-billion mortgage-servicing portfolio, a 32% increase. In 1993, Pioneer originated $113 million in residential first-mortgage loans.

     Edwin Jones, president of Pioneer Mortgage, will continue to serve in an advisory capacity with Hibernia's mortgage operation.

     "This will make an excellent addition to Hibernia's servicing and residential-loan portfolios and provide important sources of both fee and interest income," Hansel said.

Management team

     In addition to Campbell, other members of Hibernia's management team will be:

     Hugh J. Hansen, Pioneer's senior chairman and president of the Louisiana Bankers Association, who will serve as vice chairman of the regional board.

     Bob D. Flurry, who will serve as Hibernia's regional president for Shreveport and Bossier City. Flurry currently is Pioneer's president and chief executive officer.

     Harold W. Turner, Hibernia's current city executive, who will continue in a senior role as commercial lending manager.

     Keith Bergeron, Hibernia's Shreveport retail sales manager, who will serve as coordinator of a merger team made up of Pioneer and Hibernia specialists working together to consummate the merger.

One of largest office networks

     Hibernia's 11 offices in Shreveport and Bossier City, combined with Pioneer's 11 locations, will create one of the largest banking-office networks in the area.

     This transaction and four others pending in the Acadiana and northeast regions of the state and in Jefferson Parish will increase Hibernia's total assets 25% to $6.3 billion and the number of locations 38% to 139.

     Five new parishes added by these mergers will bring the total number served by Hibernia to 18, representing more than 70% of the state's deposit market and 64% of the population. Hibernia's statewide loan and deposit market shares will climb from 11% to 14%.

     Until the merger is complete, Pioneer will continue operations as usual. It is anticipated the merger will occur near year-end. Until then, Pioneer customers should continue using their checks, making loan payments and conducting other transactions just as before.

     Hibernia Corporation's common stock (HIB) is listed on the New York Stock Exchange.

HIBERNIA'S EXPANSION PLANS AT-A-GLANCE

               HIBERNIA  PIONEER  COMBINED      OTHER MERGERS  TOTAL COMBINED
               --------  -------  --------      -------------  --------------

Assets           $5,019     $366    $5,385               $910          $6,295
(in millions,
at 3/31/94)


Deposits         $4,317     $324    $4,641               $790          $5,431
(in millions,
at 3/31/94)


Deposit share
(at 12/31/94)       11%       1%       12%                 2%             14%


Offices             101       11       112                 27             139


Parishes             13       --        13                  5              18